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                                                                   EXHIBIT 10.15


THIS COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT (the "Agreement") is made as of the 19th day of January, 2000 (the "Effective Date")

BETWEEN

TECHNOLOGICAL RESOURCES PTY LIMITED (ACN 002 183 557) through its business unit, Research and Technology Development, of 55 Collins Street, Melbourne, Victoria 3000, a wholly owned subsidiary of Rio Tinto Limited ("TRPL")

AND

MAXYGEN INC. of 515 Galveston Drive, Redwood City, CA 94063, United States of America ("MAXYGEN")

PURPOSE OF AGREEMENT

      A. TRPL wishes to develop Carbon Sequestration technologies for use in connection with the combustion of fossil fuels, and for other purposes more generally.

      B. MAXYGEN has expertise in developing biotechnologies, particularly those relating to gene shuffling, across a broad range of applications.

      C. TRPL and MAXYGEN wish to collaborate through the sharing of their expertise to develop a particular technology for Carbon Sequestration.

      D. The purpose of this Agreement is to establish the terms and conditions upon which the Project will be established, carried out and commercialized by TRPL and MAXYGEN.

IT IS AGREED

1.    DEFINITIONS AND INTERPRETATION

      For purposes of this Agreement, the following defined words shall have the meanings indicated:

1.1 "Affiliate" means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with MAXYGEN. As used in this paragraph, control includes, without limitation, ownership, directly or through one or more affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or if such level of ownership or control is prohibited in any country, any entity owned or controlled by or owning or

THE SYMBOL "*******" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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      controlling at the maximum control or ownership right permitted in the country where such entity exists;

1.2 "Agreement" means this agreement, including its Schedules, and any amendment to it agreed to in writing by the Parties;

1.3 "Applications" means each of the TRPL Coal Applications, the Non-TRPL Coal Applications, the Biomass Applications, the Non-Renewable Energy Applications, and the Value Added Products Applications;

1.4 "Background Technology" means the MAXYGEN Background Technology and/or the TRPL Background Technology, as appropriate;

1.5 "Biomass" means organisms, living or dead, or the products of living organisms;

1.6   "Biomass Applications" means *******;

1.7 "Business Unit" means the TRPL Business unit, Research and Technology Development;

1.8 "Carbon Entity" means the joint venture vehicle or any other legal entity (if any) established by the Parties or with the authority of the Parties, to Exploit the Project Technology for the Applications;

1.9   "Carbon Sequestration" means *******;

1.10 "Confidential Information" means all know-how, financial information and other commercially valuable information in whatever form including unpatented inventions, trade secrets, formulae, graphs, drawings, designs, biological materials, samples, devices, models and other materials of whatever description which a Party discloses to the other Party and designates as Confidential Information at the time of disclosure. The following are exceptions to such information:

      (a)   information which is already in the public domain;

      (b) information which hereafter becomes part of the public domain otherwise than as a result of an unauthorized disclosure by the recipient Party or its representatives;

      (c) information which is or becomes available to the recipient Party, other than under an obligation of confidentiality, from a Third Party lawfully in possession of such information and who has the lawful power to disclose such information to the recipient Party;

      (d) information which is rightfully known by the recipient Party (as shown by its written records) prior to the date of disclosure to it hereunder; or

      (e) information which is independently developed by the recipient Party without any use of or reference to any Confidential Information of the other Party;

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1.11  "Contributions" means the contributions (including funding, personnel, research activities and equipment, etc.) a Party will make to the Project as specified in the Project Plan;

1.12 "Control" or "Controlled" means possession of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party;

1.13 "Exploit" and/or "Exploitation" means to use, make, have made, import, lease, sell, sublicense or otherwise dispose of to a Third Party, or offer to use, make, lease, sell, sublicense or otherwise dispose of to a Third Party;

1.14 "Feasibility Milestone" means Decision Milestone 2 (as defined in the Project Plan) for the Project established in the Project Plan;

1.15 "Gene" means any gene selected for Shuffling in the Project by the Management Committee pursuant to clause 3.2;

1.16 "Gene Variant" means any altered form of a Gene which meets the applicable criteria agreed by the Management Committee and is made in connection with the Project through the use of Shuffling Technology;

1.17 "Improvements" means any enhancement, modification, adaptation or extension to the Materials made by MAXYGEN or jointly by TRPL and MAXYGEN, and all Intellectual Property Rights subsisting in them;

1.18 "Intellectual Property Rights" means statutory and other proprietary rights in respect of trade marks, patents, circuit layouts, copyrights, confidential information, know-how and all other rights with respect to Intellectual Property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organization of July 1967;

1.19 "Management Committee" means the management committee established pursuant to clause 3;

1.20 "Manufacturing Costs" means, with respect to Products sold by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, (i) ******* costs related to the manufacture of Products, by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, including without limitation, costs for personnel, materials, quality control, regulatory compliance, administrative expenses, subcontractors, fixed and variable manufacturing overhead costs and business unit or division *******, and the like, as determined and allocated in accordance with generally accepted accounting principles
      (GAAP), consistently applied by the applicable Party, excluding *******, or (ii) with respect to Products purchased by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, from a Third Party manufacturer, ******* paid to the manufacturer for such Products;

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1.21  "Materials" means any chemical or biological substances including, without limitation, any: (a) organic or inorganic chemical element or compound;
      (b) gene; (c) vector or construct, plasmid, phage or virus; (d) host organism, including bacteria and plant cells; (e) eukaryotic or prokaryotic cell line or expression system; (f) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or peptide or enzyme;
      (g) genetic material, including any genetic control element (e.g., promoters), Gene, Gene Variant or Shuffled Gene; or (h) assay or reagent;

1.22 "MAXYGEN Background Technology" means all Materials provided by MAXYGEN for use in the Project and Intellectual Property Rights of MAXYGEN which are necessary for the conduct of the Project and made available by MAXYGEN for the conduct of the Project;

1.23  "MAXYGEN Field" means all uses except *******;

1.24 "Net Revenues" with respect to a particular Product means Net Sales for such Product, less:

      (a) an amount for such manufacturing equal to ******* of the Manufacturing Costs related to such Products; and

      (b) any expenses incurred or accrued in connection with the installation, packaging, labeling, marketing, sale or other disposition of the Products by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, and general and administrative expenses relating to the preceding, as determined and allocated in accordance with generally accepted accounting principles, consistently applied by the applicable Party.

1.25 "Net Sales" means the amounts (including, without limitation, *******) received by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, from Third Parties (including without limitation Sublicensees) with respect to the Exploitation of Products, less: (i) rebates, credits and cash, trade and quantity discounts, actually taken, (ii) excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid, (iii) the cost of any shipping packages and packing, if billed separately, (iv) insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties and tariffs actually paid, and (vi) amounts allowed or credited due to returns or *******. All transfers of Products between MAXYGEN and/or its Affiliates or TRPL and/or RIO TINTO Group Members, as the case may be, shall be disregarded for purposes of computing Net Sales, unless the purchaser is the end-user of such Product;

1.26  "Non-Renewable Energy Applications" means *******;

1.27  "Non-TRPL Coal Applications" means *******;

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1.28  "Objective" means the development, through the use of Shuffling
      Technology, of Shuffled Genes which have an enhanced capability in Carbon Sequestration with a view to Exploitation by the Parties as set forth in this Agreement;

1.29 "Parties" means the parties to this Agreement and their successors and permitted assigns and "Party" means one of them;

1.30 "Phase I" means the first phase of the Project as described in the Project Plan, up to achievement of the Feasibility Milestone;

1.31 "Phase II" means the second phase of the Project involving further research for the scale-up the development of a prototype apparatus for the Applications utilizing Shuffled Genes or proteins expressed therefrom;

1.32 "Phase II Milestones" means the milestones established by the Parties in writing at the commencement of Phase II which milestones are directed at achieving the Objective;

1.33 "Product" means any product that is, or incorporates or is made through the use of one or more Shuffled Genes or proteins expressed therefrom. Any process utilizing one or more Shuffled Genes or proteins expressed therefrom shall also be considered a Product;

1.34 "Project" means the research activities comprised in Phase I and Phase II which are to be undertaken by the Parties pursuant to this Agreement as described more particularly in the Project Plan;

1.35 "Project Commencement Date" means the date thirty (30) days after the Effective Date or such earlier date as the Parties may agree in writing to commence Phase I of the Project;

1.36 "Project Plan" means the initial plan referred to in clause 2.1 which has been agreed by the parties as of the Effective Date for the conduct of the Project, which plan may be amended from time to time by the Management Committee;

1.37 "Project Technology" means all ideas, inventions, discoveries, innovations, data, software, databases, results, information, reports, samples, Materials, Improvements, Shuffled Genes, prototypes and artifacts, whether or not patentable, instructions, processes and formulae, including, without limitation, biological, chemical, physical and analytical, safety, manufacturing and quality control data and information, in each case, which is/are conceived or reduced to practice or otherwise developed or made or the utility of which for the Objective is determined or discovered by either Party, or a Third Party on behalf of a Party, as part of the conduct of the Project during the Project Term, and all Intellectual Property Rights subsisting in the foregoing;

1.38 "Project Term" means the period beginning on the Project Commencement Date and ending on the third anniversary of the Project Commencement Date or as extended or subject to earlier termination in accordance with clause 2.2;

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1.39  "Revenues" shall mean:

      (a) the ******* by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, for:

                  (1)   ******* from Sublicensees with respect to *******;

                  (2)   ******* from Sublicensees with respect to *******;

                  (3)   ******* of Products by Sublicensees;

                  (4)   ******* for Products; and

                  (5) all other consideration (including, without limitation, ******* received by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, attributable to the use of one or more Products;

            LESS, in the case of (3), (4) and/or (5) above, on a Product-by-Product basis, amounts paid by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, to Third Parties for Intellectual Property Rights to manufacture, use, import or sell such Product.

      (b) In the event that a Product is sold in combination with one or more other product(s), components, ingredients or active agent(s) which are not Products, Revenues from such sales of such Product shall be calculated by multiplying the Revenues of that combination by the fraction A/(A + B), where A is the gross selling price of the Product sold separately and B is the gross selling price of the other product, components, ingredient or active agent(s) sold separately. In the event that no such separate sales are made by the Party, Net Sales for revenue sharing determination shall be as reasonably allocated by the Party between such Product and such other product, components, ingredient or agent, based upon their relative importance and proprietary protection. In the event that the other Party believes such allocation is inequitable and the Parties are unable to resolve such dispute after bona fide negotiations in good faith, the matter may be submitted to arbitration pursuant to clause 23 below.

1.40 "RIO TINTO Associate" means a corporation or unincorporated joint venture or other business association regulated by contractual arrangement in which, as of December 31, 1999, a RIO TINTO Group Member has:

      (a)   not less than a 40% shareholding or participating interest; or

      (b) if less than a 40% shareholding or participating interest, a shareholding or participating interest of at least 25%, provided that such shareholding or participating interest is equal to or greater than any other shareholding or participating interest;

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1.41  "RIO TINTO Group Member" means Technological Resources Pty Limited, Rio
      Tinto Corporation plc (of 6 St James's Square, London, England), Rio Tinto Limited, and all RIO TINTO Associates having such status as of 31 December 1999;

1.42  "Schedule" means any schedule to this Agreement;

1.43 "Shuffled Gene" means (i) any Gene Variant that the Management Committee designates as meeting applicable criteria established by the Management Committee, and (ii) any Shuffled Gene Derivative;

1.44 "Shuffled Gene Derivative" means any modified form of a Shuffled Gene designated by the Management Committee, which modification is developed from or made to the Shuffled Gene by any means, including without limitation, any codon modified variant, splice variant, mutation, derivative or variant of a Shuffled Gene, and any fragment(s) of the preceding;

1.45 "Shuffle", "Shuffled" and "Shuffling" means the recombination and/or rearrangement and/or mutation of genetic material for the creation of genetic diversity using intellectual property and/or tangible property owned or Controlled by MAXYGEN;

1.46 "Shuffling Technology" means techniques, methodologies, processes, materials and/or instrumentation useful for Shuffling, and generally applicable screening techniques, methodologies, or processes of using the resulting genetic material to identify potential usefulness;

1.47 "Sublicensee" means an entity (other than Affiliates in the case of MAXYGEN and RIO TINTO Group Members in the case of TRPL) to whom TRPL or MAXYGEN, as the case may be, has granted a license or sublicense to Exploit Products;

1.48 "Third Party" means any person other than TRPL, a RIO TINTO Group Member, MAXYGEN, or an Affiliate of MAXYGEN;

1.49 TRPL Background Technology" means all Materials provided by TRPL for use in the Project and Intellectual Property Rights of TRPL which are necessary for the conduct of the Project and made available by TRPL for the conduct of the Project;

1.50  "TRPL Coal Applications" means *******;

1.51  "TRPL Field" means *******.

1.52  "Value Added Products Applications" means *******.

1.53 Interpretation. In this Agreement, except where the context indicates to the contrary:

      (a) the expression "person" includes an individual, a body corporate, a joint venture, a trust, an agency or other body;

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      (b)   words importing the singular will include the plural (and vice versa) and words denoting a given gender will include all other genders;

      (c) headings are for convenience only and will not affect interpretation of this Agreement;

      (d)   all monetary amounts are expressed in United States currency;

      (e)   the Schedule forms part of this Agreement.

2.    PROJECT AND REPORTING

2.1 Project Plan. The Parties will conduct the Project with the goal of achieving the Objective in accordance with the Project Plan. The Project Plan will establish: (i) the scope of the development activities which will be performed during each of Phase I and, if applicable, Phase II;
      (ii) objectives, work plan activities and time schedules with respect to the Project; and (iii) the Feasibility Milestone for Phase I and, if applicable, Phase II Milestone(s). The initial Project Plan has been agreed by the Parties in writing as of the Effective Date. The Management Committee will review the Project Plan on an ongoing basis and may make changes to it.

2.2 Term. The term of Phase I of the Project will commence on the Project Commencement Date and, unless terminated earlier due to the termination of the Agreement pursuant to clause 2.11 or clause 14, or extended by mutual agreement of the Parties, will terminate upon completion of the Project Term. The term of Phase II of the Project, if any, shall be as agreed by the Parties.

2.3   Phase I and Phase II.

      (a) Completion of Phase I. Phase I will be completed upon achievement of the Feasibility Milestone or, if earlier, expiration of the Project Term.

      (b) Negotiation of Phase II. Upon achievement of the Feasibility Milestone, the Parties will promptly negotiate bona fide in good faith (i) whether to conduct Phase II, (ii) the duration of Phase II, (iii) the research funding to be provided in connection with Phase II, and (iv) appropriate modifications to the Project Plan to establish the Phase II Milestone(s) and the activities to be undertaken by the Parties in Phase II. MAXYGEN agrees for a period of six (6) months following the earlier of (a) achievement of *******, or (b) the expiration of the Project Term (such six month period the "Phase II Negotiation Period"), that TRPL shall be MAXYGEN's preferred partner for the conduct of Phase II or, subject to clauses 2.12 and 12.4, *******, and that during the Phase II Negotiation Period MAXYGEN will not, without TRPL's consent, negotiate with any Third Party to enter into a collaboration to conduct Phase II research or, subject to clauses 2.12 and 12.4, *******. TRPL agrees that if it is not interested in pursuing Phase II or other *******, it will promptly notify MAXYGEN in writing. If TRPL notifies MAXYGEN that it is not interested in pursuing Phase II research prior to expiration of the Phase II Negotiation Period, or if the Parties do not agree in

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            writing upon the items referred to in (i) through (iv) above during the Phase II Negotiation Period, then (a) the Project shall terminate, (b) neither Party shall have any obligation to conduct research in Phase II, (c) TRPL shall have no obligations to provide research funding for Phase II, (d) MAXYGEN shall be free to pursue such research on its own or with any Third Party, and (e) TRPL shall have no rights to use any Project Technology for any purpose.

      (c)   Phase II.  If the Parties agree in writing (i) to conduct Phase II,
            (ii) the duration of Phase II, (iii) the research funding to be provided in connection with Phase II, and (iv) appropriate modifications to the Project Plan to establish the Phase II Milestone(s) and the activities to be undertaken by the Parties in Phase II, then the Parties shall devote the agreed-upon resources to undertake the Phase II research activities, and TRPL shall provide further development funding at the agreed level for the conduct of Phase II. Phase II will be completed upon completion of the Phase II Milestones or, if earlier, expiration of the time period agreed by the Parties for the conduct of Phase II, unless terminated earlier in accordance with clause 14.

2.4 Efforts. Each of MAXYGEN and TRPL will conduct activities in connection with the Project as described in the Project Plan. The Parties agree to use reasonable efforts to carry out the Project and make their Contributions in the manner and at the times specified in the Project Plan.

2.5   Project Funding.

      (a) TRPL Expenses. TRPL shall be responsible for the expense of its own participation in the Project.

      (b) TRPL Funding. TRPL shall pay to MAXYGEN funding for Phase I of the Project of U.S. ******* each year of Phase I of the Project for total amount of U.S. *******. The amount of funding TRPL will pay to MAXYGEN for Phase II of the Project, if any, shall be agreed by the parties pursuant to clause 2.3(c). MAXYGEN shall have no obligation to expend any amount or incur any expense in connection with the Project except the amounts paid by TRPL to MAXYGEN pursuant to this clause 2.5(b). All payments pursuant to this clause 2.5(b) will be made inclusive of any taxes or any other charge payable in respect of such payment or the satisfaction by a Party of its obligations under this Agreement or any other matter arising out of, connected with or related to, this Agreement (including, without limitation, any applicable goods and services taxes or value added taxes, sales taxes or withholding taxes).

      (c) Timing of Payments. The amounts to be paid to MAXYGEN in connection with the Project will be paid quarterly, in advance. The initial payment for the first quarter of the first year of the Project will be made within fourteen (14) days after the Project Commencement Date, and subsequent payments will be made on or before the applicable quarterly anniversaries of the Project Commencement Date.

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      (d)   Third Party Technology. MAXYGEN will be responsible for all payments due to Third Parties for the acquisition of licenses to intellectual property necessary for the practice of Shuffling Technology per se in the Project, and the costs of negotiating and preparing such licenses. If the Management Committee agrees that it is necessary for MAXYGEN to acquire any license to any other intellectual property or technology (e.g., a gene or Gene) from a Third Party for the conduct of MAXYGEN's activities in connection with the Project, the Management Committee will determine how such arrangements might proceed and what costs TRPL and/or MAXYGEN should contribute (if any) to the cost of acquiring the necessary license; provided, if the Management Committee does not agree upon allocation of costs between the Parties, then MAXYGEN shall have no liability hereunder for not acquiring or maintaining such licenses, or for failing to undertake or perform any research activities set forth in the Project Plan for which such license is necessary.

      (e) Subcontracts. With the prior written approval of the Management Committee, MAXYGEN may enter into agreements with Third Parties for the performance of activities in furtherance of the Project. If any such agreement is for the performance of activities in furtherance of the Project for which TRPL will be responsible for paying, TRPL shall be responsible for directly paying to the third party all compensation required to be paid pursuant to such Agreement and/or for reimbursing MAXYGEN for all expenses incurred by MAXYGEN in connection with such agreements, including, without limitation, the out-of-pocket costs of negotiating and preparing such agreements.

      (f) Capital Expenditures. If the conduct of the Project necessitates the purchase of specialized capital equipment, the Management Committee will determine whether such equipment will be purchased; provided, it is understood that TRPL shall not be obligated without its consent to provide funding in excess of the amounts set forth in clause 2.5(b) for Phase I or such funding as the Parties may agree for Phase II pursuant to clause 2.3. If the Management Committee approves any such purchase, TRPL and MAXYGEN in proportions to be agreed by them, will pay the full cost (including costs for taxes, shipping, etc.) for such purchases. Neither Party will have any obligation to purchase or to contribute to the purchase of any such equipment unless both Parties agree pursuant to this clause and provide reimbursement as agreed, and neither Party will have any liability hereunder for not purchasing or otherwise obtaining access to such equipment.

2.6 Technology Advancement Fees. TRPL will pay to MAXYGEN an annual technology advancement fee of ******* each year during Phase I of the Project. Such funds shall be used by MAXYGEN for the development of Materials or Intellectual Property Rights which may be useful for the conduct of the Project. The first such fee will be paid to MAXYGEN on or before the Project Commencement Date and each subsequent fee will be paid to MAXYGEN on or before each anniversary of the Project Commencement Date. Such amounts will not be refundable nor creditable against other amounts due to MAXYGEN under this Agreement, and will be paid in addition to any amounts due from TRPL pursuant to Section 2.5(b).

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

2.7   Contributions to Project.

      (a) Phase I. During Phase I of the Project, (i) TRPL will provide funding for the Project as set forth in clause 2.5 and will provide representatives on the Management Committee appropriately qualified to perform their supervisory and management functions on the Management Committee, and (ii) MAXYGEN will:

            (i) Use reasonable endeavors to ensure the success of the Project, including without limiting the foregoing, (where required by the Project Plan) devoting sufficient research personnel, and laboratory facilities;

            (ii) Engage personnel appropriately qualified to perform (where required by the Project Plan), supervise, analyze and report on all the results conducted pursuant to the Project; and

            (iii) Deploy such scientific, technical, financial and other resources to accord the Project such priority as is necessary to conduct the Project as specified in the Project Plan.

      (b)   Phase II.  During Phase II of the Project, each Party will:

            (i) Use reasonable endeavors to ensure the success of the Project, including without limiting the foregoing, (where required by the Project Plan) devoting sufficient research personnel, and laboratory facilities;

            (ii) Engage personnel appropriately qualified to perform (where required by the Project Plan), supervise, analyze and report on all the results conducted pursuant to the Project; and

            (iii) Deploy such scientific, technical, financial and other resources to accord the Project such priority as is necessary to conduct the Project as specified in the Project Plan.

2.8 Selection of Genes for Shuffling. With respect to any gene that the Management Committee considers for Shuffling in the Project, both Parties shall inform the Management Committee of any information of which it is aware with respect to Third Party patent applications or patents which may relate to the use of the gene in the Project and/or the development or commercialization of Products based on Shuffled Genes resulting from the Shuffling of such gene in the Project; provided, neither Party shall have any obligation to provide the Management Committee with any document which would result in (i) a breach of the attorney/client privilege with respect thereto or (ii) a breach of an obligation of confidentiality owed to a Third Party. It is understood that the Parties anticipate that MAXYGEN will propose genes for Shuffling in the Project. The Management Committee shall have the sole authority to select the Genes for use in the Project. The Management Committee shall consider technical feasibility and freedom to operate risks for the commercialization of Products in the selection of Genes.

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2.9   Materials; Limited Use.  MAXYGEN shall provide reasonable quantities of
      Materials (which may include, without limitation, Shuffled Genes and/or Gene Variants which are potential Shuffled Genes) to TRPL as set forth in the Project Plan, which TRPL shall use solely for research activities in the conduct of the Project approved in advance by the Management Committee. TRPL shall provide a written summary of the results of all such research activity to the Management Committee. In the event that TRPL obtains rights to Exploit one or more Shuffled Genes as set forth in clause 5.2 or 5.3, TRPL shall also have the right to use Shuffled Genes provided hereunder for such purpose. Except in connection with the practice of the rights granted to TRPL in clause 5.2 and/or 5.3 hereof, TRPL shall not without the express prior written consent of MAXYGEN, (i) transfer any of the Shuffled Genes, Gene Variants or other Materials provided by MAXYGEN to any Third Party, (ii) use the data and information obtained from the research activities conducted using such Shuffled Genes, Gene Variants or other Materials provided by MAXYGEN (including without limitation any sequence information regarding the Shuffled Genes or Gene Variants or the proteins expressed therefrom) for any purpose other than the purpose of conducting research activities in the Project approved in advance by the Management Committee, (iii) authorize any Third Party to obtain or use any of the Shuffled Genes, Gene Variants or other Materials provided by MAXYGEN for any purpose, or (iv) use any data relating to any Shuffled Genes, Gene Variants or other Materials provided by MAXYGEN, including without limitation consensus sequences or structural motifs, to reverse engineer, reconstruct, synthesize or otherwise modify or copy any Shuffled Gene or Gene Variant or any other gene or product with similar biological activities, or to attempt the same.

2.10 Reporting. MAXYGEN will provide quarterly written reports (the "Report") to the Management Committee no less than fourteen (14) days prior to any scheduled meeting. Each Report will document the conduct of the Project, the results of the Project, expenditures incurred and milestones achieved for the previous quarter.

2.11  Termination.

      (a) In the event that either Party materially breaches its obligations with respect to the conduct of the Project, the other Party shall have the right to terminate the Project and this Agreement as set forth in clause 14.2 below.

      (b)   In the event that Decision Milestone 1 (as set forth in the Project
            Plan) has not been met on or before the date ******* months following the Project Commencement Date, with three (3) months written notice, TRPL shall have the right to terminate the Project and the Agreement. In the event of such termination, (i) TRPL shall have no further obligation to provide Contributions following the effective date of such termination, and (ii) MAXYGEN shall retain all rights to the Project Technology as set forth in clause 5.1.

      (c) The Parties may mutually agree to terminate the Project and the Agreement as provided in clause 14.3, below.

2.12 Further Agreements Relating to *******. If Maxygen wishes to enter an agreement with a Third Party during the Project with respect to research relating to *******, Maxygen shall have the right to do so provided that
      (i) such agreement would not diminish MAXYGEN's obligations to the Project nor affect the rights and licenses granted to TRPL in clause 5.2(a) below, and (ii) MAXYGEN provides TRPL notice of the agreement prior to its execution. MAXYGEN agrees to discuss with TRPL in bona fide good faith the impact of any such an agreement on the Project, and subject to its confidentiality obligations, to identify to TRPL the other party to such agreement, the nature of the arrangement and the activities to be performed under such an agreement.

3.    PROJECT MANAGEMENT

3.1 Membership. The management of the Projects will be carried out by the Management Committee consisting of two (2) representatives of each of TRPL and MAXYGEN. One representative from each of TRPL and MAXYGEN will have technical expertise and one representative from each of TRPL and MAXYGEN will have management/commercial expertise. A MAXYGEN representative will serve as chairperson of the Management Committee. A Party may change any of its appointments to the Management Committee at any time by written notice to the other Party. From time to time, the Management Committee may establish subcommittees to oversee particular activities.

3.2 Authority. The Management Committee will be responsible for the oversight, direction and management of the Project. The responsibilities of the Management Committee will include: (i) selection of the Genes which will be Shuffled in the Project as set forth in clause 2.8, (ii) establishment of the criteria for identification of Shuffled Genes, (iii) designation of Gene Variants as Shuffled Genes (iv) review and modification of the Project Plan, (v) ensuring satisfactory flow of information by the review of quarterly reports and (vi) approving the acquisition of capital equipment and Third Party licenses. Quarterly reports will be available to all members of the Management Committee at least fourteen (14) days prior to the meeting.

3.3 Decisions. A quorum for the Management Committee will be the full membership of the Management Committee as defined in clause 3.1. All decisions of the Management Committee must be unanimous and recorded in writing. If the Management Committee is unable to make a unanimous decision, the terms of the then-current Project Plan shall remain in effect. In the event that a member of the Management Committee believes that the then-current Project Plan should be changed and the Management Committee cannot agree, then the chairperson of the Management Committee will seek to resolve the matter pursuant to clause 23.1, but clauses 23.2,
      23.3 and 23.4 shall not apply to the resolution of such matters.

3.4 Meetings. The Management Committee will meet on a quarterly basis in person or as otherwise agreed and will, additionally, communicate regularly by telephone, facsimile and/or video conference. Attendance at meetings may be in person, by telephone or by televideo conference, and will be at the respective expense of the participating Parties. Each Party recognizes the importance of the Management Committee to the success of the Project and will use diligent efforts to cause all of its representatives to attend all meetings of the Management Committee. With the prior approval of the Management Committee, other personnel of the Parties may attend Management Committee meetings.

3.5 Minutes. The chairperson of the Management Committee will appoint a person to keep accurate minutes of its meetings. Draft minutes will be prepared and delivered to each Party within twenty (20) days after each meeting. Draft minutes will be edited by each Party's Management Committee representatives and will be adopted in final form with their approval and agreement and will record the final decisions made by the Management Committee. Minutes of the Management Committee meetings will be treated as Confidential Information of each Party.

4.    INTELLECTUAL PROPERTY RIGHTS

4.1   Ownership.

      (a) Background Technology. All rights to a Party's Background Technology remain vested solely in that Party.

      (b) Project Technology. MAXYGEN will own all Project Technology regardless of which Party conceives, reduces to practice or otherwise develops such Project Technology. Subject to clause 4.1(a) and the license rights granted pursuant to this Agreement to TRPL, TRPL agrees to assign and hereby irrevocably assigns to MAXYGEN its entire right, title and interest in the Project Technology and Improvements. TRPL agrees to execute in a timely manner such documents as MAXYGEN may request to document and perfect MAXYGEN's sole ownership of the Project Technology, including all Intellectual Property Rights subsisting in it.

      (c) Governing Law. It is understood and agreed that inventorship of Project Technology (whether or not patentable) will be determined in accordance with United States patent laws or the law of California, as applicable.

4.2 Research Licenses. Each Party grants to the other Party a royalty-free, non-exclusive, non-transferable right to use its Background Technology to the extent necessary for the carrying out of the Project during the Project Term, and solely to carry out the Project; provided, (i) nothing hereunder grants TRPL any right or license under the MAXYGEN Background Technology to practice any Shuffling Technology, and (ii) nothing hereunder grants MAXYGEN any right or license under the TRPL Background Technology for any use other than performance of the Project.

4.3 Cooperation. Each Party will do all things reasonably necessary to give effect to the ownership and licensing arrangements referred to in this clause 4.

4.4 Third Party Rights. TRPL agrees that MAXYGEN is in the business of Shuffling genes on behalf of Third Parties, and that, subject to the limitations expressed in clause 12.4 of this Agreement, MAXYGEN has granted and will grant to Third Parties rights to acquire licenses for genes derived from Shuffling, provided always that MAXYGEN will not, during the Project, grant any licenses that are inconsistent with, or would prevent the granting of, the licenses to TRPL described in clause 5.2(a).

      It is understood and agreed by TRPL that, even if MAXYGEN complies with its obligations under this Agreement, genes derived through Shuffling activities that MAXYGEN conducted with Third Parties in the course of MAXYGEN's other business activities may result in Third Party patent applications and patents, including patent applications and patents owned by such Third Parties, or owned jointly by MAXYGEN and such Third Parties, which could conflict with patent applications and patents owned by TRPL. MAXYGEN will use its reasonable efforts to avoid such conflict and, unless TRPL is damaged as a proximate result of such a material breach by MAXYGEN of this clause 4.4, then MAXYGEN will have no liability under this Agreement with respect to any such conflict.

4.5 No Implied Licenses. No rights or licenses with respect to any intellectual property owned by MAXYGEN or TRPL are granted or will be deemed granted under this Agreement or in connection with it, other than those rights expressly granted in this Agreement.

5.    COMMERCIALIZATION OF PROJECT TECHNOLOGY

5.1 Phase I. Except as provided in clause 5.2 or 12.4 below, or as the Parties may agree in writing as set forth in clause 5.3 below, MAXYGEN shall have the right to use, sublicense and otherwise Exploit the Project Technology without obligation to obtain consent of, pay royalties to, or otherwise account to, TRPL, and TRPL will have no rights to use MAXYGEN Background Technology or Project Technology for any purpose.

5.2 Phase II. If the Parties commence the conduct of Phase II as described in clause 2.3 above, then each Party will have the right to Exploit the Project Technology and the Intellectual Property Rights subsisting in that technology for the Applications as set out in this clause 5.2, unless the Parties agree otherwise in writing as set forth in clause 5.3, below.

      (a)   To TRPL.

            (i) Commercial License. Subject to sharing of Revenues as set forth in clause 5.2(c) below, TRPL will be granted an exclusive, irrevocable, worldwide, royalty-bearing license, including the right to sub-license, to Exploit the Project Technology in the TRPL FIELD.

            (ii) Background Technology. In furtherance of the license granted in (i), above, and solely to the extent it is necessary to exercise the foregoing license, MAXYGEN will also grant TRPL a non-exclusive, irrevocable, worldwide license under the MAXYGEN Background Technology to Exploit the Project Technology in the TRPL Field in accordance with the foregoing license, provided, in no event shall TRPL have any right or license under the MAXYGEN Background Technology to practice any Shuffling Technology. TRPL will not be obligated, as a result of this license, to pay any additional royalties to MAXYGEN beyond those specified in clause 5.2(c).

      (b) To MAXYGEN. Subject to sharing of Revenues as set forth in clause 5.2(c) below, and solely to the extent it is necessary for MAXYGEN to Exploit the Project Technology in the MAXYGEN Field, MAXYGEN will be granted a non-exclusive, irrevocable, royalty-bearing license to Exploit the TRPL Background Technology for the MAXYGEN Field.

      (c) Revenue Sharing. MAXYGEN and TRPL shall share in all Revenues on the following basis:

            Exploitation by TRPL (and/or
             RIO TINTO Group Members):                       Share of Revenues-
            ----------------------------

                                                               TRPL     MAXYGEN
                                                             --------   -------
            (i)   TRPL Coal Applications                      *******   *******

            (ii)  Non-TRPL Coal Applications                  *******   *******


            Exploitation by MAXYGEN (and/or
                   its Affiliates):                          Share of Revenues-
            -------------------------------

                                                               TRPL     MAXYGEN
                                                             --------   -------

            (iii) Biomass Applications                        *******   *******

            (iv)  Non-Renewable Energy Applications           *******   *******

            (iv)  Value Added Products Applications           *******   *******


            It is understood and agreed that the revenue sharing set forth in this clause 5.2(c) applies with respect to Revenues received by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, attributable to the Exploitation of Products.

      (d) Payment Term. The Revenue sharing payments due from each Party under clause 5.2(c) shall be payable on a country-by-country and Product-by-Product basis, until the earlier of (i) ******* years following the first commercial sale or other Exploitation of such Product in such country or (ii) ******* years following the first commercial sale or other Exploitation of any Product by such Party.

      (e) Convenience. The Parties acknowledge that the other Party may not own or control patent applications or patents covering the manufacture, sale or use of a particular Product. However, the Parties agree that substantial value is contributed by the Parties' conduct and support of the Project in accelerated time to market, enhanced probability of success and the potential for multiple Products and, for the convenience of the Parties, the Parties (for their convenience) agree to make Revenue sharing payments set forth in clause 5.2(c) during the applicable period set forth in clause 5.2(d), regardless of whether any particular Product is covered by a patent application or patent.

      (f) Non-Cash Consideration. MAXYGEN (and/or its Affiliates) and TRPL (and/or RIO TINTO Group Members) shall not transfer Products for consideration other than cash or cash equivalents without providing the other Party fair compensation therefore consistent with this Agreement. If MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members) receives any consideration in a form other than cash or a cash equivalent (e.g., a license under other intellectual property owned or Controlled by a Third Party) as part or all of the consideration included in the definition of Net Sales and/or Revenue, then MAXYGEN or TRPL, as the case may be, shall notify the other Party, and the fair market value of the non-cash consideration received by MAXYGEN (and/or its Affiliates) or TRPL (and/or RIO TINTO Group Members), as the case may be, for such Product shall be agreed by MAXYGEN and TRPL, or if the Parties are unable to agree on such fair market value, either Party may submit such matter to arbitration pursuant to clause 23 below, in order to determine the fair market value of such consideration.

5.3 Negotiation of Carbon Entity. Upon completion of Phase II, the Parties will negotiate bona fide in good faith, for a period of three (3) months or, if the Phase II Milestones have been achieved in the Project, for a period of six (6) months (the applicable period referred to as the "Negotiation Period"), whether and on what terms the Parties may be willing to (i) establish a joint venture vehicle (the "Carbon Entity") for Exploitation of Project Technology for some or all Applications or (ii) provide for another arrangement for Exploiting the Project Technology (whether by grant to both Parties of non-exclusive rights, with right to sublicense, for Exploitation of the Project Technology for the Applications, or otherwise). It is understood that such negotiations will need to address, among other things, corporate structure of any such Carbon Entity, appropriate licenses to be granted to the Carbon Entity with respect to the Project Technology and Background Technology of the Parties, respective rights of the Parties in connection with the Carbon Entity or other agreed means of Exploitation, and appropriate revenue sharing terms. The Parties shall have no obligation to continue such negotiations after expiration of the Negotiation Period. It is understood and agreed that, except to the extent the Parties may otherwise expressly agree in writing, the exploitation rights and corresponding revenue sharing obligations set forth in clause 5.2 shall remain in effect.

6.    PAYMENTS; BOOKS AND RECORDS

6.1 Reports and Payments. After the first commercial sale of a Product by a Party or its Sublicensees, or RIO TINTO Group Members in the case of TRPL, or Affiliates in the case of MAXYGEN, such Party shall make quarterly written reports to the other Party within ninety (90) days after the end of each calendar quarter, stating in each such report the Revenues received by such Party, by country, with respect to each applicable Product during the calendar quarter upon which payments are due under clause 5.2 and/or 5.3 above. Concurrently with making such reports, the Party making the report shall pay the other Party all amounts due under clause 5.2 and/or 5.3 for such calendar quarter.

6.2 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the receiving Party. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to clause 5 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or, if less, at the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

6.3 Withholding Taxes. Except as otherwise provided in clause 2.5(b), all amounts required to be paid pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by the paying Party's net income) or similar governmental charge imposed by an applicable jurisdiction ("Withholding Taxes"). Upon request, the Party making payment with such deduction shall provide to the other Party a certificate evidencing the payment of any Withholding Taxes hereunder.

6.4 Other Factors Affecting Payment. As to countries covered by this Agreement which require governmental approval for remitting payments out of the country or which limit the amount of payments payable within the country, if the payments made hereunder by a Party in respect of Net Revenues from sales of Products exceed the rate approved or permitted by such country, then the rate of payment payable in respect of sales of Products sold in such country shall be the maximum rate approved or permitted by that country.

6.5 Local Payment. If any portion of the payments due hereunder cannot be remitted from a country because of government control, and it is legally permissible to remit such payments within the country, then the Party obligated to make such payment shall have the obligation and the right to deposit in a bank of the other Party's election in such country, and in trust for the other Party, that portion of payments that could not be remitted from the country.

6.6 Inspection of Books and Records. Each Party shall maintain accurate books and records which enable the calculation of the portions of Net Proceeds payable hereunder to be verified. The Parties shall retain the books and records for each quarterly period for ******* years after the submission of the corresponding report under clause 6.1 hereof or such shorter time as may be required by applicable law. Upon thirty (30) days prior notice, each Party (the "Audited Party") shall make its books and records available to independent accountants selected by the other Party (the "Auditing Party"), which accountants are reasonably acceptable to the Audited Party and have entered into a reasonable confidentiality agreement with the Audited Party, to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of the Audited Party's payments in compliance with this Agreement. The accounting firm shall report to the Auditing Party only whether there has been a royalty underpayment and, if so, the amount thereof.

7.    PATENT PROSECUTION AND ENFORCEMENT

7.1 Treatment of Project Technology. MAXYGEN will have the sole discretion to decide which of the Project Technology will be:

      (a)   retained as its Confidential Information; or

      (b) included in any patent application or other application for registered Intellectual Property Rights.

7.2 Filing of Patents. If MAXYGEN decides that the Project Technology or any part of it will be included in any patent application or other application for registered Intellectual Property Rights protection, the application will be made by MAXYGEN in its own name and at its cost. TRPL will, at MAXYGEN's cost, render such assistance as MAXYGEN reasonably requires in the preparation, filing and prosecution of the patent.

7.3   Notice.  Each Party will give the other prompt notice of:

      (a) any claim or allegation that the exercise of the rights under this Agreement constitute an infringement of the rights of any Third Party; and

      (b) any Third Party's infringement or threatened infringement of a Party's Intellectual Property Rights in and to Project Technology (including without limitation, copyright, design and patent rights), of which it becomes aware.

7.4 Enforcement. If either Party hereto becomes aware that any Intellectual Property Rights in and to Project Technology are being or have been infringed by any Third Party, such party shall promptly notify the other Party in writing describing the facts relating thereto in reasonable detail. MAXYGEN shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding with respect to such infringement, including any declaratory judgment action (each an "Action"), at its expense; using counsel of its choice. In the event that TRPL has exclusive rights to Project Technology in the TRPL Field pursuant to clause 5.2 and/or clause 5.3 and MAXYGEN fails to initiate or defend any Action involving an infringement that is within the scope of such exclusive rights of TRPL within ******* months of receiving notice of any infringement, TRPL shall have the right, but not the obligation, to initiate and control such an Action, at its expense. In any such event, TRPL shall promptly give MAXYGEN written notice thereof, and MAXYGEN shall cooperate reasonably with TRPL in connection with any such Action, at TRPL's expense; including without limitation, by joining such Action as a party if requested by TRPL. Any amounts recovered by TRPL in such an Action in excess of amounts paid to reimburse MAXYGEN and amounts expended by TRPL for the expenses incurred in connection with such Action, shall be *******.

7.5 In the event that TRPL has exclusive rights to Project Technology in the TRPL Field pursuant to clause 5.2 and/or 5.3, MAXYGEN will keep TRPL reasonably informed regarding any Action as described in clause 7.4 instituted by MAXYGEN with respect to infringement within the TRPL Field.

8.    INDEPENDENT RESEARCH

8.1 Independent Research. Subject to clauses 2.3(b), 2.12 and 12.4, each Party is entitled to conduct research outside of the Project free of any obligation to the other Party. Neither Party will have any obligation to conduct any research in the Project except as expressly described in the Project Plan.

8.2 No Reverse Engineering. Except as expressly provided in this Agreement or other express written agreement between MAXYGEN and TRPL, TRPL shall not, and shall not authorize a RIO TINTO Group Member to, develop or commercialize, or authorize the development or commercialization of, or Exploit any process or product utilizing in any way any Gene Variant or Shuffled Gene, or any gene (or genetic element) which is based on or derived from any Gene Variant or Shuffled Gene, regardless of whether such gene (or genetic element) is made or obtained through synthesis, or mutation of a starting gene (or genetic element), or any product derived therefrom which contains or is made with the use of such a gene (or genetic element) or a Gene Variant or Shuffled Gene, or protein expressed from any of the foregoing. Except pursuant to a further written agreement between MAXYGEN and TRPL, TRPL will not itself, or through any Third Party, use any Project Technology and/or Improvements or structure-function data relating to any Gene Variants, including without limitation, consensus sequences or structural motifs, to reverse engineer, reconstruct, synthesize or otherwise modify or copy any Gene Variant or Shuffled Gene or any other gene or product with similar biological activities, or to attempt the same.

9.    CONFIDENTIALITY

9.1 Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party will keep completely confidential and will not publish or otherwise disclose and will not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party (the "Disclosing Party") furnished to it by the Disclosing Party pursuant to this Agreement. Project Technology shall be deemed Confidential Information of MAXYGEN. In addition, except as expressly provided herein or to comply with applicable law, regulation or the order of a court of competent jurisdiction, the Parties agree that each Party will keep completely confidential and will not publish or otherwise disclose the terms of this Agreement.

9.2 Permitted Disclosures. Confidential Information and/or the terms of this Agreement may be disclosed:

      (a) to employees, agents, consultants and actual or bona fide potential Sublicensees of the non-Disclosing Party or its Affiliates (in the case of MAXYGEN) or of RIO TINTO Group Members (in the case of
            TRPL), but only to the extent reasonably required to accomplish the purposes of this Agreement and only if the non-Disclosing Party obtains prior written agreement from such employees, agents, consultants and actual or bona fide potential Sublicensees of the non-Disclosing Party or its Affiliates (in the case of MAXYGEN) or of RIO TINTO Group Members (in the case of TRPL) to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents and consultants do not disclose or make any unauthorized use of the Confidential Information; and

      (b) to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable governmental regulations, laws or court orders, or otherwise submitting required information to tax or other governmental authorities; provided that, if a Party is required to make any such disclosure of the terms of this Agreement or the other Party's Confidential Information, it will give reasonable advance notice to the other Party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such Confidential Information (whether through protective orders or otherwise).

10.   PUBLIC STATEMENTS AND PUBLICATION

10.1 Use of Names. Except to the extent required to comply with the law or a court order, neither Party will use the name or logo of the other Party without its written consent. In no event will either Party knowingly make any inaccurate or misleading statement concerning the other Party or the Project.

10.2 No Prejudice. Subject to the provisions of clause 10.3, the Parties will use their reasonable efforts to ensure nothing is done which might prejudice the subsistence or Exploitation of the Project Technology or which would preclude the grant of a patent or cause the loss of Intellectual Property Rights protection. The Parties agree and acknowledge that this clause 10 is subject to the obligations of confidentiality contained in clause 9.

10.3 Publicity. All publicity, press releases and other announcements relating to this Agreement and/or the Project will be reviewed in advance by, and will be subject to the approval of, both Parties; provided, approval shall be deemed to have been given if the reviewing Party does not respond within seven (7) days. Notwithstanding the foregoing, either Party may, without review or approval of the other Party, (i) publicize the existence and general subject matter of this Agreement without the other Party's approval, and (ii) disclose the terms of this Agreement to the extent required to comply with applicable securities laws. The Parties agree to release within ten (10) days after the Project Commencement Date a joint press release in an agreed form. Once a particular disclosure has been approved for disclosure, either Party may make disclosures which do not differ materially from it following review and approval by the other Party; provided, such approval shall be deemed to have been given if the reviewing Party does not respond within two (2) working days of the reviewing Party having received the material for review and approval.

10.4 Publication. The Parties (through their Management Committee members for so long as it exists, and afterward through such representatives as each Party may designate) will cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, it is agreed that prior to any public disclosure of such results, the Party proposing disclosure will send the representatives of the other Party described above a copy of the information to be disclosed, and will allow the other Party thirty (30) days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the reviewing Party which such Party desires to maintain as a trade secret. If notification is not received during the thirty (30) day period, the Party proposing disclosure will be free to proceed with the disclosure. If due to a valid business reason or a reasonable belief by the non-disclosing Party that the disclosure contains (i) Confidential Information of the non-disclosing Party, or (ii) subject matter for which a patentable invention should be sought, then prior to the expiration of the thirty (30) day period, the non-disclosing Party will so notify the representative of the disclosing Party, and the disclosing Party will then (a) at the request of the non-disclosing Party delete any Confidential Information of the non-disclosing Party, and/or
      (b) delay public disclosure for an additional period of up to sixty (60) days to permit the preparation and filing of a patent application on the subject matter to be disclosed or other protective action to be taken. The determination of authorship for any paper will be in accordance with accepted scientific practice.

11.   LIMITATION OF LIABILITY

      Subject to the provisions of clause 12 and clause 13, each Party will carry out the Project and use the other Party's Background Technology at its own risk. To the full extent permitted at law each Party excludes all warranties applicable to the Project, the Project Technology, and its Background Technology. Where under law any warranty cannot be excluded, each Party's liability is, at the option of the other Party, limited to the reperformance of its Contributions to the Project or the payment of the cost of having its Contributions to the Projects performed again. TO THE FULL EXTENT LAWFUL, NEITHER PARTY IS LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING UNDER OR PURSUANT TO THIS AGREEMENT, WHETHER IN RESPECT OF ITS NEGLIGENCE OR OTHER DEFAULT, OR OTHERWISE.

12.   REPRESENTATIONS AND WARRANTIES

12.1 Each Party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

12.2 Each Party represents and warrants that as of the Effective Date of this Agreement it is not a Party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its certificate of incorporation or bylaws or rules, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and will not enter into any such agreement during the term of this Agreement.

12.3 Each Party represents and warrants that, to the best of its belief as of the Effective Date of this Agreement, there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to its Background Technology.

12.4 MAXYGEN warrants to TRPL that it has not and will not during the period the Project is being conducted enter into any arrangement or understanding with any Third Party which arrangement or understanding requires MAXYGEN or any of its Affiliates, to provide Material or to conduct any project for the primary purpose of using Shuffling Technology for *******. Notwithstanding the above, it is understood and agreed that MAXYGEN shall have the right, at all times, to provide Material or conduct any projects alone or with Third Parties (a) where the primary purpose of such activities is *******.

12.5 Subject to clauses 12.3 and 12.4, MAXYGEN and TRPL each specifically disclaim that the Project will be successful, in whole or part or that any activities undertaken by one or both of them with respect to the Project will be successful. MAXYGEN AND TRPL EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS OF SUCH PARTY INCLUDING WITHOUT LIMITATION, PATENTS OR KNOW-HOW, MATERIALS, IMPROVEMENTS, SHUFFLING TECHNOLOGY, PROGRAM TECHNOLOGY, GENE(S), GENE VARIANT(S), OR SHUFFLED GENE(S), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY SHUFFLING TECHNOLOGY OR PROJECT TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.   INDEMNIFICATION AND INSURANCE

13.1 MAXYGEN. MAXYGEN will indemnify, defend and hold harmless TRPL and its officers, employees and agents from and against any and all Third Party actions, claims, demands, costs, liabilities or expenses (including actual legal costs) (each a "Liability") made, sustained, brought or prosecuted or in any manner based upon, occasioned by or attributable to any injury to any person (including death) or loss of or damage to property which may arise from or as a direct result of MAXYGEN's conduct of activities in connection with the Project; except, in each case, to the extent due to the negligence or willful misconduct of TRPL. Notwithstanding the above, the foregoing obligations shall not apply to any Liability arising out of or in connection with the use of any particular Gene or Shuffled Gene in the Project.

13.2 TRPL. TRPL will indemnify, defend and hold harmless MAXYGEN and its officers, employees and agents from and against any and all Third Party actions, claims, demands, costs, liabilities or expenses (including actual legal costs) (each a "Liability") made, sustained, brought or prosecuted or in any manner based upon, occasioned by or attributable to any injury to any person (including death) or loss of or damage to property which may arise from or as a direct result of TRPL's conduct of activities in connection with the Project; except, in each case, to the extent due to the negligence or willful misconduct of MAXYGEN.

13.3 Insurance. Each Party will procure adequate insurances such as are customary and appropriate in their industry, including product liability insurance at the time of Exploitation by such Party, and Third Party liability insurance in respect of its participation in the Project and its use and permitted Exploitation of the Background Technology and Project Technology. Each such insurance policy held by MAXYGEN and TRPL will note the other Party's interest as a named insured under the policy and include a waiver of the insurers' right of subrogation against the other Party. Each Party will, on the request of the other Party, produce evidence of the currency of the insurance policies referred to in this clause 13. Each Party undertakes at all times to comply with the terms of its insurance policies the subject of clause 13.

14.   TERM AND TERMINATION

14.1 Term. The initial term of this Agreement will commence on the Effective Date, and, unless terminated earlier as provided in this clause 14, continue in full force and effect on a country-by-country and Product-by-Product basis until there are no remaining payment obligations for such Product in such country.

14.2 Termination for Breach. A Party may terminate this Agreement and the Project by notice in writing to the other Party on the happening of one or more of the following:

      (a) if a Party commits a material breach or default of any of the terms and conditions contained herein, and does not within sixty (60) days of receipt of notice in writing from the other Party requiring the breach to be remedied cure the breach within such time; or

      (b) if a material warranty, representation or statement given or made by a Party in this Agreement is not complied with or proves to be untrue and is not otherwise compensable in an award of damages.

14.3 Termination by Mutual Agreement. The Parties may terminate this Agreement by written mutual agreement. In the event that such termination occurs during the conduct of the Project, the Parties shall negotiate bona fide in good faith an orderly and reasonably prompt wind-down of the Project and the associated funding obligations of TRPL.

14.4 Termination for Insolvency. TRPL may, in its sole discretion, terminate this Agreement (together with the Project, if such termination is during the Project Term) by providing MAXYGEN with written notice on the happening of any of the following events:

      (a) if MAXYGEN is the subject of winding up or liquidation proceedings, whether voluntary or compulsory, otherwise than for the purpose of and followed by, a reconstruction, amalgamation or reorganization;

      (b) if MAXYGEN has become insolvent, bankrupt or is subject to the appointment of a mortgagee, a receiver or manager or an inspector to investigate its affairs, enters into any arrangement or composition with its creditors generally, or is unable to pay its debts as and when they become due;

      (c) if execution is levied upon all or any part of the assets of MAXYGEN, provided that no breach will take place hereunder if the execution is contested in good faith or if within thirty (30) days after it is levied payment is made in full to the judgment creditor in question of all amounts owing to such judgment creditor, such termination to be effective immediately upon receipt of the above mentioned written notice. In the event of termination of this Agreement by TRPL pursuant to this clause 14.4 during Phase I and/or the Phase II Negotiation Period described in clause 2.3, MAXYGEN shall grant to TRPL the licenses described in clause 5.2(a), which license shall be subject to the sharing of Revenues as set forth in clause 5.2(c).

14.5  Effect of Termination.

      (a) Accrued Obligations. Termination of this Agreement for any reason will not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have at law or in equity with respect to any breach of this Agreement.

      (b) Return of Confidential Information and Background Technology. Upon termination of this Agreement, TRPL and MAXYGEN will each promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained by legal counsel for archival purposes and ensuring compliance with clause
            9), and all MAXYGEN Background Technology will be returned to MAXYGEN.

      (c) Sublicenses. Upon termination of this Agreement, any sublicenses granted by each Party shall remain in force and effect and shall be assigned by the Party granting such sublicense (the "Sublicensing Party") to the other Party, provided, however, that the financial obligations of each Sublicensee to the non-

            Sublicensing Party shall be limited to the amounts the Sublicensing Party would have been obligated to pay to non-Sublicensing Party for the activities of such Sublicensee pursuant to this Agreement.

      (d) Stock on Hand. In the event this Agreement is terminated for any reason after the first commercial sale of one or more Products by a Party, such Party and its Sublicensees and its Affiliates (in the case of MAXYGEN) and RIO TINTO Group Members (in the case of TRPL) shall have right to sell or otherwise dispose of the stock of any such Product then on hand, subject to all applicable revenue sharing or other payment obligations.

      (e)   Licenses.

            (i) In the event of any termination by MAXYGEN pursuant to clause 14.2(a) for TRPL's failure to make Revenue sharing payments due under clause 5.2(c), the licenses, if any, granted to TRPL pursuant to clause 5.2(a) shall terminate concurrently.

            (ii) In the event of any termination by TRPL pursuant to clause 14.2(a) for MAXYGEN's failure to make Revenue sharing payments due under clause 5.2(c), the licenses, if any, granted to MAXYGEN pursuant to clause 5.2(a) shall terminate concurrently. In the event of any termination by TRPL pursuant to clause 14.4, the licenses, if any, granted to MAXYGEN pursuant to clause 5.2(b) shall terminate concurrently.

            (iii) Except as provided in this clause 14.5(e), the licenses and rights granted to the Parties under this Agreement in effect at the effective date of such termination shall survive; provided, nothing in this clause 14.5(e) shall prohibit, or be construed to prohibit, the later termination of such a surviving license in accordance with clause 14.2(a) and/or
                  14.4 and this clause 14.5(e).

      (f) Liquidated Damages. If MAXYGEN terminates this Agreement pursuant to clause 14.2 during Phase II of the Project, then TRPL shall pay to MAXYGEN as liquidated damages for the failure to pay such amount, *******. The payment of such amount shall not limit MAXYGEN's right to seek or obtain any other remedies available to it at law or in equity.

14.6 Survival. The provisions of clauses 2.9, 4.1, 4.4, 4.5, 5.1, 5.2(c), 5.2(d), 5.2(e), 5.2(f), 6, 7.1, 7.2, 7.3, 8, 9, 10, 11, 12.5, 13.1, 13.2,
      14.5, 14.6, 15, 16, 21, 22, 23 and 25 will survive the expiration or termination of this Agreement for any reason.

15.   GOVERNING LAW

      This Agreement and any dispute arising from the performance or any breach of it, including without limitation, any arbitration, will be governed by and construed in accordance with the laws of the State of California. without reference to conflicts of laws principles. Each Party submits to the jurisdiction of the federal and state courts in, and for, the State of California and the courts of appeal therefrom.

16.   ASSIGNMENT

      This Agreement will not be assigned by either Party to any third Party hereto without the written consent of the other Party, and any purported assignment prohibited by this provision shall be null and void; except either Party may assign this Agreement, without such consent, to (i) an Affiliate, in the case of MAXYGEN, or to a RIO TINTO Group Member, in the case of TRPL; or (ii) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

17.   SEVERABILITY

      Each word, phrase, sentence, paragraph, section, clause and subclause ("a provision") of this Agreement is severable and if a court determines that a provision is unenforceable, illegal or void then the court may sever that provision without affecting the validity of the other provisions of this Agreement.

18.   WAIVER

      The failure by TRPL or MAXYGEN to exercise or delay in exercising a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude its future exercise or the exercise of any other power or right.

19.   AMENDMENT

      This Agreement can only be amended by written agreement between the Parties.

20.   NOTICES

      Any notice required or permitted by this Agreement will be in writing and will be sent by prepaid registered or certified mail, return receipt requested, internationally recognized courier or personal delivery, or by fax with confirming letter mailed under the conditions described above in each case addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered:

                  If to MAXYGEN:  Maxygen, Inc.
                                  515 Galveston Drive
                                  Redwood City, CA  94063
                                  Attn: Chief Executive Officer

                  If to TRPL:     Technological Resources Pty Limited
                                  55 Collins Street
                                  South Melbourne
                                  Victoria 3000
                                  Attn: General Manager Commercial
21.   ENTIRE AGREEMENT

      This Agreement, together with its Schedules, which are hereby incorporated by reference, contains the whole agreement of the Parties relating to its subject matter and it supersedes any and all agreements, understandings or commitments in connection with the same subject matter.

22.   RELATIONSHIP

      The Parties agree that this document does not create or evidence a relationship between them of joint venture, partnership, employer and employee or principal and agent.

23.   DISPUTE RESOLUTION

23.1 Senior Executives. The Parties agree to co-operate and to use all reasonable endeavors to resolve any disputes or differences between them. Disputes between the Parties representative on the Management Committee which remain unresolved for thirty (30) days will be referred to the Chief Executive Officer in the case of MAXYGEN and the Managing Director-Research & Technology, in the case of TRPL, for resolution.

23.2 Mediation. If a dispute arises out of or relates to this Agreement, or the breach of it, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by non-binding mediation under the appropriate rules, if any, for such mediation under the rules of the International Chamber of Commerce ("ICC") or, if there are no such rules at the time of such mediation, under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, or some other dispute resolution procedures.

23.3 Arbitration. If the Parties are unable to resolve any dispute, controversy or claim between them arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement (each, a "Dispute"), the Dispute will be finally settled by binding arbitration conducted pursuant to the applicable rules of the ICC then in effect by one (1) arbitrator appointed in accordance with such rules. The arbitration shall take place in Melbourne, Australia, if initiated by MAXYGEN, and in Palo Alto, California, if initiated by TRPL. The arbitrator will determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties will expend for discovery; provided the arbitrator will permit such discovery as they deem necessary to permit an equitable resolution of the dispute; provided, the arbitrator shall not order or permit discovery against one Party of a type and scope such Party cannot obtain against the other Party for use in the arbitration as a result of the laws of the country of residence of the other Party. The costs of any arbitration, including administrative fees and fees of the arbitrator, will be shared equally by the Parties. Each Party will bear the cost of its own attorneys' fees and expert fees. The decision and/or award rendered by the arbitrator will be written (specifically stating the arbitrator's findings of facts as well as the reasons upon which the arbitrator's decision is based), final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator) and may be entered in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator will have no authority to award, punitive or exemplary damages against any Party. The arbitrator will have the authority to grant injunctive relief and order specific performance. The Parties and the arbitrator will use their best efforts to complete any such arbitration within one (1) year, unless a Party can demonstrate to the arbitrator that the complexity of the issues or other reasons warrant the extension of the time table. In such case, the arbitrator may extend such time table as reasonably required. The arbitrator will, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions.

23.4 Interlocutory Relief. Compliance with this clause 23 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this clause 23 will prevent a Party from seeking interlocutory relief in courts of appropriate jurisdiction, pending the establishment of the arbitral tribunal or pending the arbitral tribunal's determination of the merits of the controversy, if necessary to protect the Confidential Information, rights or property of that Party.

24.   FORCE MAJEURE

      Neither Party will be liable for any failure to carry out its obligations under this Agreement where such failure is due to any cause beyond the reasonable control of such party.

25.   MISCELLANEOUS

25.1 Advice of Counsel. MAXYGEN and TRPL have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will not be deemed to have been drafted by one Party or another and will be construed accordingly.

25.2 Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party will at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement.

25.3 Compliance with Laws. Each Party will furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extension of it to enable that Party to comply with the requirements of any federal, state or government agency. Each Party will comply with all applicable U.S. and Australian state, regional and local laws, rules and regulations relating to its activities to be performed pursuant to this Agreement, and will obtain, at its own expense, all necessary approvals, consents and permits required by the applicable agencies of the government of the United States and foreign jurisdictions.

25.4 Headings. The captions to the several clauses and subclauses are not a part of this Agreement, but are included for convenience of reference only and will not affect its meaning or interpretation.

25.5 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

25.6 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and which together will constitute one instrument.

25.7 Business Unit. The obligations of TRPL under this Agreement are obligations of the Business Unit and MAXYGEN acknowledges that nothing in this Agreement binds any other Business Unit of TRPL in so far as the obligations of TRPL relate to the conduct of the Project.

25.8 Performance Warranty. Notwithstanding clause 25.7, TRPL and MAXYGEN hereby respectively warrant and guarantee the performance of any and all rights and obligations of this Agreement by their Sublicensees and Affiliates, in the case of MAXYGEN, and RIO TINTO Group Members, in the case of TRPL.

EXECUTED BY THE PARTIES AS AN AGREEMENT

Signed for and on behalf of             )
TECHNOLOGICAL                           )
RESOURCES PTY LIMITED                   )
                                        )
By R. Batterham                         )  /s/ R. Batterham
  -----------------------------------   )
(print name)                            )
                                        )
Chief Technologist                      )
-------------------------------------   )
Title                                   )
                                        )
                                        )
a duly authorized officer of TRPL       )
and in the presence of:                 )
                                        )
   J. M. Elliott                        ) /s/ J. M. Elliott
-------------------------------------   )
Witness                                 )
                                        )
                                        )
Signed for and on behalf of             )
MAXYGEN INC.                            )
                                        )
                                        )
By /s/ Russell Howard                   )
  -----------------------------------   )
   Russell Howard                       )
   Chief Executive Officer              )
                                        )
                                        )
a duly authorized officer of            )
MAXYGEN INC.                            )
and in the presence of:                 )
                                        )
   /s/ Michael Rabson                   )
-------------------------------------   )
Witness                                 )